FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES PROVIDES FIRST-QUARTER UPDATE

PROVO, Utah — April 13, 2007 — In advance of meeting with its leading distributors from around the world, Nu Skin Enterprises (NYSE: NUS) today announced that it expects stronger-than-anticipated first-quarter revenue of approximately $273 million. The company also expects earnings per share to be within its previously announced range.

“We are pleased with the company’s first-quarter performance and the overall direction of our business,” said President and Chief Executive Officer Truman Hunt. “The first quarter finished strong as we focused on executing the 2007 strategic plan we presented to shareholders last November. This plan includes objectives for growing revenue, improving margins and increasing shareholder value, and is summarized in a document entitled “2007 Strategy Grid” found on our investor website. We are encouraged by continued strong growth in South Korea and Europe and solid performances in the U.S. and most of our other markets. We are particularly pleased with sustained improving trends in Japan and mainland China and renewed growth in Southeast Asia.

“We host our annual sales incentive trip this week and look forward to meeting with top distributors from around the world. Through continued alignment with our sales leaders, I am confident that we will continue to generate growth,” Hunt concluded.

The company will announce first-quarter results and more detailed plans for the year on May 3, 2007.

-more-

Nu Skin Enterprises

April 13, 2007

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 45 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: our anticipated financial results for the first quarter of 2007. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. The projected financial results are based on preliminary numbers and we are still in the process of compiling and completing the financial statements for the quarter. In addition, our completed financial statements would still need to be reviewed by our registered public accounting firm. As a result, there could be changes to anticipated results. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2007. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

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